AMENDMENT TO
                                 LOAN AGREEMENT

     This Amendment (the "Amendment") is made and entered into effective as of the 13th day of July, 2000, by and between OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (the "Borrower"), STERLING ACQUISITION CORP., a Kentucky corporation, OHI (IOWA), INC., an Iowa corporation, DELTA INVESTORS I, LLC, a Maryland limited liability company ("Delta 1") and DELTA INVESTORS II, LLC, a Maryland limited liability company ("Delta 2") (referred to collectively as the "Guarantors") and THE PROVIDENT BANK, an Ohio banking corporation ("Bank").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Borrower, Guarantors (other than Delta 1) and Bank are parties to a certain Loan Agreement dated March 31, 1999 (as the same has been and may from time to time hereafter be amended or supplemented, the "Agreement");

         WHEREAS, Borrower and Bank are in the process of finalizing a proposed new extension of credit from Bank and other participants to Borrower, as further described in various letter agreements, including exhibits thereto, between Borrower and Provident Capital Corp. dated April 4, 2000, June 14, 2000 and July 7, 2000, together with such modifications and clarifications as may subsequently be agreed upon by Borrower and Bank (the "New Facility");

         WHEREAS, Borrower has requested that Bank (i) accept five (5) new Facilities as Real Property Collateral under the Agreement, and (ii) release two
(2) Facilities and the Post Office Property currently serving as Real Property Collateral under the Agreement (referred to collectively as the "Substitution"), and, in connection with the Substitution, the Bank has (a) agreed to accept the Appraisals previously submitted for the Best Care, Northside, Ouachita and Sierra Vista Facilities, and (b) agreed to waive the requirement of an Appraisal for the Clarion Facility, all subject to and conditioned upon the execution hereof by Borrower, Guarantors and Bank, and subject to the terms and conditions stated herein; and

         WHEREAS, as part of the Substitution, Delta 1 is being added to the Agreement as a Guarantor and Loan Party, and Delta 2 is being removed from the Agreement as a Guarantor and Loan Party; and

         WHEREAS, in connection with the foregoing, Borrower, the Guarantors and Bank desire to provide for certain amendments and changes to the terms, conditions and provisions of the Agreement, as specifically set forth herein and subject to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
         1. Substitution of Collateral. If the New Facility has not been consummated, completed and closed on or before August 15, 2000, the parties shall mutually agree upon certain Facilities (the "Substitute Facilities") from the list attached hereto as Schedule 1 which shall be substituted for the Facilities theretofore serving as Real Property Collateral. The Substitute Facilities shall have an aggregate EBITDAR of not less than $11,000,000.00 and aggregate EBITDAR Coverage of not less than 1.25. Such substitution shall be pursuant to the terms, conditions and provisions of Section 3.5(c) of the Agreement (as amended hereby), and must be completed not later than August 31, 2000. Following such substitution, the Substitute Facilities shall constitute the Real Property Collateral under the Agreement, and shall be subject to all of the terms, conditions and provisions of the Agreement (as amended hereby). For purposes hereof, "EBITDAR" shall mean, for the twelve (12) month period next preceding the last day of the most recently ended calendar quarter, determined in accordance with GAAP, the sum of net income (or net loss) after subtracting a 4% management fee for such period, plus the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss), and (e) the amount of all rental payments actually paid or accrued to a Loan Party with respect to such Facility; provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains or interest income. For purposes hereof, "EBITDAR Coverage" shall mean the ratio of (i) the aggregate EBITDAR for twelve (12) month period next preceding the last day of the most recently ended calendar quarter to (ii) the aggregate rental payments made to the Loan Parties under the lease, master lease, management agreement or similar agreement between a Loan Party and an Operator with respect to each Facility included within Real Property Collateral for such period.

         2. Payment of Fees. Upon receipt of an invoice therefor, Borrower shall promptly pay to Bank, in good cleared funds, all fees and costs, including, without limitation attorneys' fees, incurred by Bank in connection with the negotiation, preparation and execution of this Amendment, the Substitution and, if applicable, the further substitution provided for in Paragraph 1 of this Amendment. The foregoing does not include any such fees, costs and expenses incurred in connection with the New Facility.

         3. Capitalized Terms. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement.

         4.  Amendments to Agreement.

         The following amendments shall be deemed to have been made to the Agreement as of August 15, 2000, without any further action on the part of the parties hereto:

               4.1 Section 2.6 of the Agreement shall be amended and restated to read in its entirety as follows:

     Section 2.6 Interest Payable on the Loan.

          (a) Determination of Interest Rate For the Loan. The Interest Rate for the Loan shall be determined as follows:

               (i) During the applicable LIBOR Period specified in a LIBOR Election, the principal balance of such portions of the Loan which are the subject of such LIBOR Election shall bear interest at the applicable LIBOR-Based Rate. The principal balance of such portions of the Loan other than the LIBOR Loans shall bear interest at the Prime Based Rate. The foregoing provisions of this clause (i) are subject to imposition of the Post-Default Rate as provided in Section 2.6(d).

               (ii) From time to time as  provided  below,  Borrower  may make a
                    LIBOR Election in accordance with the following provisions of this clause (ii). Any LIBOR Election, in order to be effective, must be made by written notice, signed by a duly authorized officer of Borrower identified to Bank, given to Bank and actually received by Bank, and must specify the portions of the Loan which are the subject thereof and the LIBOR Period applicable thereto. Any LIBOR Election shall become effective as of the first day of the calendar month first occurring not less than three Business Days after Bank's receipt of the LIBOR Election, and shall remain effective, as to each LIBOR Loan specified therein, until the end of the LIBOR Period applicable thereto (excluding the last day thereof). Other than with the consent of Bank, Borrower may not have more than four LIBOR Loans outstanding at any time, and any LIBOR Election that would result in more than four LIBOR Loans being outstanding shall not be effective.

               (iii)The  Prime-Based  Rate  and the  LIBOR-Based  Rate  shall be adjusted on each Interest Rate Adjustment Date, to be effective upon such change.

               (iv) Notwithstanding  any other provisions of this Section 2.6(a)
                    to the contrary, (A) Borrower may not make a LIBOR Election if, at any time, deposits in Dollars for the requested LIBOR Period are not available to Bank in the London interbank market, or (B) Borrower may not make a LIBOR Election, and if a LIBOR Election is in effect with respect to LIBOR Loan, it shall be terminated if, at any time, by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any request or directive of such authority (whether or not having the force of law), including, without limitation, exchange controls, Bank reasonably determines that it is impracticable, unlawful or impossible for Bank to maintain LIBOR Loans at the LIBOR-Based Rate.

          (b) Interest Rate on Other Obligations. With the exception of any Obligations due and owing in connection with that certain facility extended from Bank to Sterling Acquisition Corp. pursuant to a Loan and Security Agreement dated December 30, 1994 (as the same may have been modified, amended or extended), the outstanding amount of any Obligations other than the Loan shall bear interest at the applicable Interest Rate, subject to the imposition of Post-Default Rate as provided in Section 2.6(d).

          (c) Interest Payments. Borrower shall pay to Bank (i) interest accrued through the date of payment on the outstanding principal amount of each LIBOR Loan in arrears on the last day of each LIBOR Period applicable thereto, and (ii) interest accrued through the date of payment on each Loan other than a LIBOR Loan monthly in arrears commencing on August 31, 2000 and continuing on the last day of each calendar quarter thereafter; provided, however, that if Borrower elects, pursuant to this Section 2.6 to convert a portion of the Loan other than a LIBOR Loan to a LIBOR Loan, Borrower shall pay all interest accrued but unpaid on the portion of the Loan being converted for the period commencing on the date of the last interest payment for such portion of the Loan to (but not including) the first day of the LIBOR Period for the LIBOR Loan into which such portion of the Loan was converted. Except as otherwise provided in this Section 2.6, Borrower shall pay to Bank interest accrued through the date of payment on all other Obligations immediately upon demand.

          (d) Post-Default Rate. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal and all accrued and unpaid interest, as well as any other Obligations due Bank hereunder or under any Loan Document, shall bear interest at the Post-Default Rate from the date on which such Event of Default shall have occurred to the date on which such Event of Default shall have been waived or cured.

     4.2 The following definitions are inserted in the appropriate alphabetical location in Section 1.2 of the Agreement. To the extent that any of the following definitions already exists in the Agreement, such definition below shall be deemed to have been substituted for such prior definition in its entirety:

         "Computation Date" means the last day of each fiscal quarter of Borrower.

         "Debt Ratio" means, as of any Computation Date, the ratio of (i) Borrower's Indebtedness for Borrowed Money as of the Computation Date to (ii) Borrower's EBITDA for the Reference Period ending on the Computation Date.

         "Explorer Investment Agreement" means the Investment Agreement, dated as of May 11, 2000, between Borrower and Explorer Holdings, L.P., a Delaware limited partnership.

         "Explorer Investment Condition" means (i) proper approval of the Explorer Investment Agreement by the shareholders of Borrower on or before July 31, 2000, and (ii) receipt by Borrower of not less than $100,000,000 in equity under the Explorer Investment Agreement on or before August 31, 2000.

         "Indebtedness for Borrowed Money" means at any particular time, all Indebtedness (i) in respect of any money borrowed; (ii) evidenced by any loan or credit agreement, promissory note, debenture, bond, guaranty or other similar written obligation to pay money; or (iii) under any Capitalized Lease, all as determined in accordance with GAAP.

         "Interest Rate" means (a) the Prime-Based Rate, with respect to any portions of the Loan that are not LIBOR Loans, and the LIBOR-Based Rate, with respect any portions the Loan that are LIBOR Loans, and (b) with respect to any other Obligations, a rate equal to the Prime Rate plus two percent (2%).

         "Interest Rate Adjustment Date" means (i) with respect to those portions of the Loan which are LIBOR Loans, the first day of the LIBOR Period for which LIBOR-Based Rate is being determined for each such LIBOR Loan, and
(ii) with respect to those portions of the Loan which are not LIBOR Loans, each date upon which the Prime Rate from time to time changes.

         "LIBOR-Based Rate" means an annual rate of interest equal to the sum of
(i) the LIBOR Rate in effect as of the first day of LIBOR Period for which the LIBOR-Based Rate is being determined, plus (ii) the LIBOR Margin.

         "LIBOR Election" means an effective election by Borrower to have the principal balance of the Loan, or one or more designated portions thereof, bear interest at the LIBOR-Based Rate for the LIBOR Period as designated therein in accordance with the provisions of Section 2.6(a).

         "LIBOR Loan" means all or such portions of the Loan with respect to which a LIBOR Election shall have been made for the applicable LIBOR Period with respect thereto.

         "LIBOR Margin" means one of the following percentages, depending on (i) the Debt Ratio, as determined by Bank as of the Computation Date for the immediately preceding fiscal quarter, and (ii) whether the Explorer Investment Condition continues to be satisfied:



                                                        Explorer Investment Condition        Explorer Investment
                                                          Continues to be Satisfied               Condition
                                                                                           Ceases to be Satisfied
Debt Ratio
Greater than or equal to 5.5:1                                      3.25%                           4.00%
Greater than or equal to 5.0:1, but less than 5.5:1                 3.25%                           3.50%
Greater than or equal to 4.5:1, but less than 5.0:1                 3.00%                           3.25%
Greater than or equal to 4.0:1, but less than 4.5:1                 2.75%                           3.00%
Less than 4.0:1                                                     2.50%                           2.75%


         "LIBOR  Period" means a period  consisting of one (1), two (2), three
(3) or six (6) calendar months, as designated by Borrower from time to time in a LIBOR Election.

         "LIBOR Rate" means, as applicable to any LIBOR Loan, an interest rate per annum equal to the quotient of (i) the rate of interest Bank may quote to Borrower, from time to time and subject to change without notice, determined on the basis of the offered per annum rate, estimated per annum rate, or the arithmetic mean of the per annum rates determined by Bank and rounded upward to two decimal points in its reasonable discretion for deposits in U.S. Dollars in an amount comparable to the LIBOR Loan for the LIBOR Period, which shall appear on page BBAM, captioned British Bankers Assoc. Interest Settlement Rates, of Bloomberg, a service of Bloomberg Partners (or such other page that may replace such page on that service for the purpose of displaying the LIBOR Rate), or if such service ceases to be available, such other reasonable source reporting "London Interbank Offered Rates" of major banks on the date that is two Business Days prior to the commencement of the LIBOR Period, divided by (ii) a number equal to one minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the LIBOR Reserve Requirements current on the date two Business Days prior to the commencement of the LIBOR Period.

         "LIBOR Reserve Requirements" means, for any LIBOR Period for which a LIBOR Election is effective, the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including eurocurrency funding, currently referred to as "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System), having a term equal to the LIBOR Period.

         "Prime-Based Rate" means an annual rate of interest equal to the sum of
(i) the Prime Rate as in effect from day to day plus (ii) the Prime Margin.

         "Prime Margin" means one of the following percentages, depending on (i) the Debt Ratio, as determined by Bank as of the Computation Date for the immediately preceding fiscal quarter, and (ii) whether the Explorer Investment Condition continues to be satisfied:


                                                        Explorer Investment Condition        Explorer Investment
                                                          Continues to be Satisfied               Condition
                                                                                          Ceases to be Satisfied

Debt Ratio
Greater than or equal to 5.5:1                                      1.00%                           2.75%
Greater than or equal to 5.0:1, but less than 5.5:1                 1.00%                           2.50%
Greater than or equal to 4.5:1, but less than 5.0:1                 0.50%                           2.25%
Greater than or equal to 4.0:1, but less than 4.5:1                 0.50%                           2.00%
Less than 4.0:1                                                     0.25%                           1.75%


         "Prime Rate" means the rate of interest established from time to time by Bank as its prime rate at its Head Office, whether or not Bank shall at times lend to other borrowers at lower rates of interest.

     4.3  The definition "Interest Period" is deleted from the Agreement.

     4.4 Paragraph 3.5(c) of the Agreement shall be amended and restated to read in its entirety as follows:

          (c)  Adding  new  Property  to  the  Real  Property   Collateral,   or
               substituting new Property for Property being removed from the Real Property Collateral, shall require that, (i) following such addition or substitution, the Real Property Collateral has and continues to have aggregate EBITDAR of not less than $11,000,000.00 and EBITDAR Coverage of not less than 1.25, and
               (ii) the Loan Party in question (A) delivers to Bank a lender's title insurance policy on the new Property, which must be reasonably  satisfactory  to Bank  and  indicate  that  such  new
               Property   is  owned  by  such  Loan   Party   free,   clear  and
               unencumbered, except for a lease to an Operator on terms and conditions acceptable to Bank, and that Bank's Mortgage on such property is a first priority lien, (B) executes and delivers to Bank a Mortgage, in form and content satisfactory to Bank, on the new Property, and the due and proper recordation of such Mortgage on the new Property, (C) delivers to Bank such Appraisals, environmental audits, reports or site assessments, flood plain certifications and surveys with respect to such Property as that Loan Party shall have in its possession, and agrees, if Bank reasonably believes that any such item raises a concern about the Property in question, to provide updated information regarding such item within sixty (60) following the later of such substitution or Bank's request for such updated information, and such updated information must be in form and substance reasonably acceptable to Bank, or Bank may remove such Property from the Real Property Collateral and request that additional Property reasonably acceptable to Bank be substituted therefor, (D) delivers to Bank such other information and documentation regarding the Property as Bank shall reasonably require and (E) pays all costs, fees and expenses, including fees of Bank's counsel, associated with the review of information regarding the new Property, the preparation of the new Mortgage, the recording of the same and the preparation of documentation necessary to release the Mortgage on the Property being removed and released. Bank agrees to pay one-half of the cost of any new Appraisal required by Bank under (ii)(C) above.

         5. Failure to Comply and Event of Default. Borrower and Guarantors acknowledge and agree that it shall be an Event of Default under Section 9.1 of the Agreement, and Bank shall have all of its rights and remedies under the Agreement and the Loan Documents, if Borrower or Guarantors fail to comply with the any of the terms, conditions and provisions of this Amendment, including, but not limited to, the provisions of Sections 1 and 2 hereof.

         6.       Representations and Warranties

                  6.1 All warranties and representations made to Bank under the Agreement and each of the other Loan Documents are true and correct as of the date hereof.

                  6.2 The execution  and delivery by Borrower and  Guarantors of this Amendment and the performance by Borrower and Guarantors of the transactions herein contemplated (i) are and will be within Borrower's and Guarantors' corporate or company powers, (ii) have been authorized by all necessary corporate action, and (iii) are not and will not be in contravention of any law, any order of any court or other agency of government, or any other indenture, agreement or undertaking to which Borrower or any Guarantor is a party or by which the property of Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of Borrower.

                  6.3 This Amendment is valid, binding and enforceable against Borrower and Guarantors in accordance with its terms.

         7. Effectiveness Conditions. This Amendment shall be effective upon the execution and delivery of this Amendment.

         8. Confirmation of Indebtedness. Borrower hereby acknowledges and confirms that as of the close of business on July 12, 2000, it is indebted to Bank, without defense, set off, claim, counterclaim or defense of any nature, under the Agreement, in the aggregate principal amount of $50,000,000.00, plus all interest, fees, costs and expenses (including attorneys' fees) incurred to date in connection with this Amendment, the Agreement and the other Loan Documents.

         9. Ratification of Existing Loan Documents. Except as expressly set forth herein, all of the terms and conditions of the Agreement and the other Loan Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers.

                                            THE PROVIDENT BANK


                                     By: /s/ Steven J. Bloemer
                                         ------------------------
                                    Its: Vice President
                                Printed: Steven J. Bloemer

                                       OMEGA HEALTHCARE INVESTORS, INC.,
                                       STERLING ACQUISITION CORP.
                                       OHI(IOWA), INC.
                                       DELTA INVESTORS I, LLC
                                       DELTA INVESTORS II, LLC

                                         /s/ F. Scott Kellman
                                       ----------------------------------------
                                   By: F. Scott Kellman, Chief Operating Officer

        F. Scott Kellman, as an executive officer of all of the aforementioned corporations or limited liability companies, has executed this Amendment intending that all corporations or limited liability companies above named are bound and are to be bound by the one signature as if he had executed this Amendment separately for each of the above named corporations.